v22-04

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Laird Superfood, Inc., of our report dated March 16, 2023, relating to the consolidated financial statements of Laird Superfood, Inc. (the “Company”) which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting standard, Accounting Standards Codification 842, Leases, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

Portland, Oregon

July 19, 2023